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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213060

PROSPECTUS

SIERRA PACIFIC POWER COMPANY

Offer to Exchange

Up to $400,000,000 in aggregate principal amount of
2.60% General and Refunding Mortgage Notes, Series U, due 2026
that have been registered under the Securities Act of 1933
for all outstanding unregistered
2.60% General and Refunding Mortgage Notes, Series U, due 2026

  •
  We are offering to exchange new 2.60% General and Refunding Mortgage Notes, Series U, due May 1, 2026 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for all of our outstanding unregistered 2.60% General and Refunding Mortgage Notes, Series U, due May 1, 2026 (CUSIP: 826418BK0 and U82195AC93) (the "Initial Notes").

  •
  The term "Notes" refers to both the Initial Notes and the Exchange Notes. We refer to the offer to exchange the Exchange Notes for the applicable series of Initial Notes as described in the immediately preceding bullet as the "Exchange Offer" in this prospectus.

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  Interest on each series of Exchange Notes will be payable semi-annually in arrears on each May 1 and November 1, commencing November 1, 2016.

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  The Exchange Offer expires at 5:00 p.m., New York City time, on October 14, 2016, unless extended.

  •
  The Exchange Offer is subject to customary conditions that may be waived by us.

  •
  All Initial Notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged for the Exchange Notes.

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  Tenders of Initial Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

  •
  We will not receive any proceeds from the Exchange Offer.

  •
  The terms of the Exchange Notes to be issued are substantially identical to the terms of the applicable series of Initial Notes, except that the Exchange Notes will not have transfer restrictions, and holders of the Exchange Notes will not have registration rights.

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  There is no established trading market for the Exchange Notes, and we do not intend to apply for listing of the Exchange Notes on any securities exchange or market quotation system.

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  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received by it in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 8 for a discussion of matters you should consider before you participate in the Exchange Offer.

        Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2016

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to "Sierra Pacific," "we," "us" and "our" refer to Sierra Pacific Power Company, a Nevada corporation, and its subsidiaries.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Sierra Pacific Power Company, P.O. Box 10100, 6100 Neil Road, Reno, Nevada 89511, Attention: Treasurer, telephone number (702) 402-5623. In order to ensure timely delivery of the information, any request should be made as soon as practicable, and in any event no later than five business days prior to the date of the expiration of the Exchange Offer.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

 SUMMARY

        This section contains a general summary of certain of the information contained in this prospectus. It does not include all of the information that may be important to you. You should read this entire prospectus, including the "Risk Factors" section and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 and the consolidated financial statements and notes to those statements contained in those reports, before making an investment decision. See "Where You Can Find More Information."

 Sierra Pacific Power Company

        We are a regulated utility principally engaged in the business of generating, transmitting, distributing and selling electricity and distributing, selling and transporting natural gas in Nevada. We provide electricity to retail customers including residential, commercial and industrial customers, and we serve retail and transportation natural gas customers in northern Nevada.

        We also buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions.

        In addition to the electric retail sales and natural gas transportation, we sell electricity and natural gas to other utilities, municipalities and energy marketing companies on a wholesale basis. Our electric and natural gas operations are conducted under numerous nonexclusive franchise agreements, revocable permits and licenses obtained from federal, state and local authorities.

        We are an indirect subsidiary of Berkshire Hathaway Energy Company ("BHE"), a holding company based in Des Moines, Iowa that owns subsidiaries principally engaged in energy businesses. BHE is a consolidated subsidiary of Berkshire Hathaway Inc. BHE controls all of our voting securities.

        We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road (P.O. Box 10100), Reno, Nevada 89511 and our telephone number is (775) 834 4011.

The Exchange Offer

        On April 15, 2016, we privately placed $400,000,000 aggregate principal amount of Initial Notes in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of April 15, 2016, with the initial purchasers of the Initial Notes. In the registration rights agreement, we agreed to offer the Exchange Notes, which will be registered under the Securities Act, in exchange for the applicable series of Initial Notes. The Exchange Offer described in this prospectus is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the Initial

Notes. You should read the discussion under the headings "—Terms of the Notes" and "Description of the Notes" for information regarding the Notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the Exchange Notes for each $1,000 in principal amount of the Initial Notes. The Exchange Notes are substantially identical to the Initial Notes, except that the Exchange Notes will generally be freely transferable. We believe that you can transfer the Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
• acquire the Exchange Notes in the ordinary course of your business;
• are not, and do not intend to become, engaged in a distribution of the Exchange Notes;
• are not an "affiliate" (within the meaning of the Securities Act) of ours;
• are not a broker-dealer (within the meaning of the Securities Act) that acquired the Initial Notes from us or our affiliates; and
• are not a broker-dealer (within the meaning of the Securities Act) that acquired the Initial Notes in a transaction as part of its market-making or other trading activities.
If you do not meet these requirements, your resale of Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this Exchange Offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this Exchange Offer.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability. See "The Exchange Offer—Terms of the Exchange."

Registration Rights Agreement

We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to a registration rights agreement with respect to the Notes. The registration statement relating to the Exchange Offer described in this prospectus is intended to satisfy our obligations under the registration rights agreement with respect to such exchange offer registration statement.

Minimum Condition	The Exchange Offer is not conditioned on any minimum aggregate principal amount of Initial Notes being tendered for exchange.
Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on October 14, 2016, unless we extend it.
Exchange Date

The Initial Notes will be accepted for exchange at the time when all conditions of the Exchange Offer are satisfied or waived. The Exchange Notes will be issued and delivered promptly after the expiration of the Exchange Offer.

Conditions to the Exchange

Our obligation to complete the Exchange Offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer." We reserve the right to terminate the Exchange Offer if any such conditions shall have occurred or to amend the terms of the Exchange Offer in accordance with applicable law or regulation, in each case at any time prior to the expiration of the Exchange Offer on the expiration date.

Withdrawal Rights

You may withdraw the tender of your Initial Notes at any time before the expiration of the Exchange Offer on the expiration date. Any Initial Notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering Initial Notes	See "The Exchange Offer—How to Tender."
U.S. Federal Income Tax Considerations

The exchange of the Initial Notes for the Exchange Notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not realize any taxable gain or loss as a result of such exchange. For additional information, see "Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor as to the tax consequences to you of the Exchange Offer, as well as tax consequences of the ownership and disposition of the Exchange Notes.

Effect on Holders of Initial Notes

If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, holders of the Initial Notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The Exchange Offer—Other."

Holders of Initial Notes who do not tender their Initial Notes will continue to hold those Initial Notes. All untendered, and tendered but unaccepted, Initial Notes will continue to be subject to the transfer restrictions provided for in the Initial Notes and the G&R Indenture (as defined under "—Terms of the Notes—Notes Offered" below) under which the Initial Notes have been issued. To the extent that the Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See "Risk Factors—Other Risks Associated with the Notes." You may not be able to sell your Initial Notes if you do not exchange them for registered Exchange Notes in the Exchange Offer. Your ability to sell your Initial Notes may be significantly more limited and the price at which you may be able to sell your Initial Notes may be significantly lower if you do not exchange them for registered Exchange Notes in the Exchange Offer. See "The Exchange Offer—Other."

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the Exchange Offer.
Interest on Initial Notes Exchanged in the Exchange Offer

For each series of Exchange Notes offered hereby, holders of such Exchange Notes on the record date for the first interest payment date following the consummation of the Exchange Offer will be entitled to receive interest accruing from the issue date of the Initial Notes or, if interest has been paid, the most recent date to which interest has been paid on the Initial Notes.

Terms of the Notes

        A brief description of the material terms of the Notes follows. For a more complete description, see "Description of the Notes."

Notes Offered	$400,000,000 aggregate principal amount of 2.60% General and Refunding Mortgage Notes, Series U, due 2026.

The Initial Notes were, and the Exchange Notes will be, issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof (the "G&R Indenture"), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). Unless otherwise indicated, references hereafter to the securities in this prospectus include the securities previously issued under the G&R Indenture and which currently remain outstanding and the Notes (and any other series of notes, bonds or other securities hereafter issued under a supplemental indenture or otherwise pursuant to the G&R Indenture).

Maturity Dates	The Notes will mature on May 1, 2026.
Interest Rates	The Notes will bear interest from April 15, 2016 at the rate of 2.60% per year.
Interest Payment Dates	Interest is payable on the Notes semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2016.
Optional Redemption

At any time prior to February 1, 2026 (which is the date that is three months prior to the maturity of the Notes), we may redeem the Notes at our option, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) a "make whole" amount described under "Description of the Notes—Optional Redemption" plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

At any time on or after February 1, 2026 we may redeem the Notes at our option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. See "Description of the Notes—Optional Redemption."

Ranking

The Notes will be senior obligations of ours and will rank equally in right of payment with all of our existing and future senior obligations and will rank senior in right of payment to all subordinated obligations of ours, if any.

Trustee	The Bank of New York Mellon Trust Company, N.A. is the trustee under the G&R Indenture.
Governing Law	The Notes, the G&R Indenture and the other documents for the offering of the Notes will be governed by the laws of the State of New York.

Ratio of Earnings to Fixed Charges

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	2.4x	2.8x	3.1x	3.1x	2.4x	2.8x	2.3x

Risk Factors

        This investment involves risks. Before you invest in the Notes, you should carefully consider the matters set forth under the heading "Risk Factors" beginning on page 8 and all other information in this prospectus.

 Selected Historical Financial And Operating Data

        The following table sets forth our selected consolidated historical financial and operating data, which should be read in conjunction with our historical consolidated financial statements and notes thereto incorporated by reference in this prospectus. The selected consolidated historical financial and operating data as of June 30, 2016, and for the six-month periods ended June 30, 2016 and 2015, have been derived from our historical unaudited interim consolidated financial statements and notes thereto incorporated by reference in this prospectus. In the opinion of management, these historical unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation. The selected consolidated historical financial and operating data as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, have been derived from our historical audited consolidated financial statements and notes thereto incorporated by reference in this prospectus. The selected consolidated historical financial and operating data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, have been derived from our historical audited consolidated financial statements and notes thereto not included or incorporated by reference in this prospectus.

	Six-Month Periods Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In millions)
Consolidated Statements of Operations Data:
Operating revenue	$398	$473	$947	$904	$853	$834	$889
Depreciation and amortization	58	56	113	105	123	108	106
Total operating costs and expenses	329	393	763	726	713	646	718
Operating income	69	80	184	178	140	188	171
Interest expense, net of allowance for borrowed funds	(29)	(29)	(59)	(59)	(60)	(63)	(67)
Net income	27	35	83	87	55	84	60

		As of December 31,
	As of June 30, 2016
		2015	2014	2013	2012	2011
	(In millions)
Consolidated Balance Sheets Data:
Property, plant and equipment, net	$2,791	$2,766	$2,640	$2,552	$2,530	$2,435
Total assets(1)(2)	3,450	3,487	3,336	3,311	3,285	3,174
Long-term debt and financial and capital lease obligations, including current portion(2)	1,156	1,202	1,190	1,190	1,170	1,169
Total shareholder's equity	1,063	1,076	998	1,016	1,039	975

	Six-Month Periods Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In millions, except ratios)
Other Consolidated Financial Data:
Capital expenditures	$(92)	$(98)	$(252)	$(186)	$(139)	$(169)	$(135)
Net cash flows from operating activities	142	196	342	246	226	197	176
Net cash flows from investing activities(3)	(92)	(96)	(250)	(186)	(139)	(169)	—
Net cash flows from financing activities	(87)	(7)	(8)	(105)	(81)	(22)	(131)
Ratio of earnings to fixed charges(4)	2.4x	2.8x	3.1x	3.1x	2.4x	2.8x	2.3x

(1)
In December 2015, Sierra Pacific retrospectively adopted Accounting Standards Update No. 2015-17, which resulted in the reclassification of certain deferred income tax balances previously recognized within deferred income tax assets in the amounts of $42 million, $48 million, $22 million, and $32 million, as of December 31, 2014, 2013, 2012 and 2011, respectively, as reductions in deferred income tax liabilities.

(2)
In December 2015, Sierra Pacific retrospectively adopted Accounting Standards Update 2015-03, which resulted in the reclassification of certain deferred debt issuance costs previously recognized within other assets in the amounts of $10 million, $10 million, $9 million, and $10 million, as of December 31, 2014, 2013, 2012 and 2011, respectively, as reductions in long-term debt and financial and capital lease obligations.

(3)
In 2011, Sierra Pacific sold its California electric distribution and generation assets to CalPeco, d/b/a Liberty Energy-CalPeco, for approximately $132 million.

(4)
For purposes of calculating the ratio of earnings to fixed charges, earnings are divided by fixed charges. The term earnings is the amount resulting from adding and subtracting the following items. Add the following: (a) net income, (b) income tax expense and (c) fixed charges. Subtract capitalized interest (allowance for borrowed funds). Fixed charges represent interest expense.

RISK FACTORS

        An investment in the Notes is subject to numerous risks and uncertainties, including, but not limited to, those described below. Careful consideration of these risks, together with all of the other information included in this prospectus and the documents incorporated by reference herein, should be made before making an investment decision. Additional risks and uncertainties not presently known or which we currently deem immaterial may also impair our business operations and our ability to service the Notes.

Our Financial Structure Risks

A downgrade in our credit ratings could negatively affect our access to capital, increase the cost of borrowing or raise energy transaction credit support requirements.

        Our senior secured debt is rated by various rating agencies. We cannot give assurance that our senior secured debt rating will not be reduced in the future. Although none of our outstanding debt has rating-downgrade triggers that would accelerate a repayment obligation, a credit rating downgrade would increase our borrowing costs and commitment fees on our revolving credit agreements and other financing arrangements, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and the potential pool of investors and funding sources would likely decrease.

        Most of our large wholesale customers, suppliers and counterparties require us to have sufficient creditworthiness in order to enter into transactions, particularly in the wholesale energy markets. If our credit rating were to decline, especially below investment grade, financing costs and borrowings would likely increase because certain counterparties may require collateral in the form of cash, a letter of credit or some other form of security for existing transactions and as a condition to entering into future transactions with us. Such amounts may be material and may adversely affect our liquidity and cash flows.

BHE, the indirect owner of all of our voting securities, could exercise control over us in a manner that would benefit BHE to the detriment of our creditors.

        BHE controls all of our voting securities and has control over all decisions requiring shareholder approval. In circumstances involving a conflict of interest between BHE and our creditors, BHE could exercise its control in a manner that would benefit BHE to the detriment of our creditors.

Our Business Risks

We are subject to operating uncertainties and events beyond our control that impact the costs to operate, maintain, repair and replace utility systems, which could adversely affect our consolidated financial results and our ability to service the Notes.

        The operation of complex utility systems that are spread over large geographic areas involves many operating uncertainties and events beyond our control. These potential events include the breakdown or failure of our electricity generating facilities and related equipment, transmission and distribution lines or other equipment or processes, which could lead to catastrophic events; unscheduled outages; strikes, lockouts or other labor-related actions; shortages of qualified labor; transmission and distribution system constraints; failure to obtain, renew or maintain rights-of-way, easements and leases on U.S. federal, Native American or tribal lands; terrorist activities or military or other actions, including cyber attacks; fuel shortages or interruptions; unavailability of critical equipment, materials and supplies; low water flows and other weather-related impacts; performance below expected levels of output, capacity or efficiency; operator error; third party excavation errors; design, construction or manufacturing defects; and catastrophic events such as severe storms, floods, fires, earthquakes, explosions, landslides, wars, terrorism, embargoes and mining accidents. A catastrophic event might result in injury or loss of life, extensive property damage or environmental or natural resource damages. Any of these events or other operational events could significantly reduce or eliminate our revenue or significantly increase our expenses. If we cannot operate our electricity or natural gas facilities at full capacity due to damage caused by a catastrophic event, our revenue could decrease and our expenses could increase due to the need to obtain energy from more expensive sources. Further, we self-insure many risks, and current and future insurance coverage may not be sufficient to replace lost revenue or cover repair and replacement costs. The scope, cost and availability of our insurance coverage may change, including the portion that is self-insured. Any reduction of our revenue or increase in our expenses resulting from the risks described above, could adversely affect our consolidated financial results and our ability to service the Notes.

We are subject to extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, reliability and other laws and regulations that affect our operations and costs. These laws and regulations are complex, dynamic and subject to new interpretations or change. In addition, new laws and regulations are continually being proposed and enacted that impose new or revised requirements or standards on us.

        We are required to comply with numerous federal, state and local laws and regulations that have broad application to us and limit our ability to independently make and implement management decisions regarding, among other items, constructing, acquiring or disposing of operating assets; operating and maintaining generating facilities and transmission and distribution system assets; complying with environmental requirements; setting rates charged to customers; establishing capital structures and issuing debt or equity securities; transacting between subsidiaries and affiliates; and paying dividends or similar distributions. These laws and regulations are followed in developing our safety and compliance programs and procedures and are implemented and enforced by federal, state and local regulatory agencies, such as, among others, the Occupational Safety and Health Administration, the Federal Energy Regulatory Commission ("FERC"), the Environmental Protection Agency and the Public Utilities Commission of Nevada ("PUCN").

        Compliance with applicable laws and regulations generally requires us to obtain and comply with a wide variety of licenses, permits, inspections, audits and other approvals. Further, compliance with laws and regulations can require significant capital and operating expenditures, including expenditures for new equipment, inspection, cleanup costs, removal and remediation costs, damages arising out of contaminated properties and refunds, fines, penalties and injunctive measures affecting operating assets for failure to comply with environmental regulations. Compliance activities pursuant to existing or new laws and regulations could be prohibitively expensive or otherwise uneconomical. As a result, we could be required to shut down some facilities or materially alter their operations. Further, we may not be able to obtain or maintain all required environmental or other regulatory approvals and permits for our operating assets or development projects. Delays in, or active opposition by third parties to, obtaining any required environmental or regulatory authorizations or failure to comply with the terms and conditions of the authorizations may increase costs or prevent or delay us from operating our facilities, developing or favorably locating new facilities or expanding existing facilities. If we fail to comply with any environmental or other regulatory requirements, we may be subject to penalties and fines or other sanctions, including changes to the way our electricity generating facilities are operated that may adversely impact generation. The costs of complying with laws and regulations could adversely affect our consolidated financial results and our ability to service the Notes. Not being able to operate existing facilities or develop new generating facilities to meet customer electricity needs could require us to increase our purchases of electricity on the wholesale market, which could increase market and price risks and adversely affect our consolidated financial results and our ability to service the Notes.

        Existing laws and regulations, while comprehensive, are subject to changes and revisions from ongoing policy initiatives by legislators and regulators and to interpretations that may ultimately be resolved by the courts. For example, changes in laws and regulations could result in, but are not limited to, increased competition within our service territory; new environmental requirements, including the implementation of renewable portfolio standards and greenhouse gas emissions reduction goals; the issuance of new or stricter air quality standards; the implementation of energy efficiency mandates; the issuance of regulations governing the management and disposal of coal combustion byproducts; changes in forecasting requirements; changes to our service territory as a result of condemnation or takeover by municipalities or other governmental entities, particularly where we lack the exclusive right to serve our customers; or the inability to recover our costs on a timely basis, if at all. In addition to changes in existing legislation and regulation, new laws and regulations are likely to be enacted from time to time that impose additional or new requirements or standards on our businesses.

        Implementing actions required under, and otherwise complying with, new federal and state laws and regulations and changes in existing ones are among the most challenging aspects of managing utility operations. We cannot accurately predict the type or scope of future laws and regulations that may be enacted, changes in existing ones or new interpretations by agency orders or court decisions nor can we determine their impact on us at this time; however, any one of these could adversely affect our consolidated financial results and our ability to service the Notes through higher capital expenditures and operating costs, and early closure of generating facilities or restrict or otherwise cause an adverse change in how we operate our businesses. To the extent that we are not allowed by our regulators to recover or cannot otherwise recover the costs to comply with new laws and regulations or changes in existing ones, the costs of complying with such additional requirements could have a material adverse effect on our consolidated financial results and our ability to service the Notes. Additionally, even if such costs are recoverable in rates, if they are substantial and result in rates increasing to levels that substantially reduce customer demand, this could have a material adverse effect on our consolidated financial results and our ability to service the Notes.

Recovery of costs and certain activities by us are subject to regulatory review and approval, and the inability to recover costs or undertake certain activities may adversely affect our consolidated financial results.

State Rate Proceedings

        We establish rates for our regulated retail service through state regulatory proceedings before the PUCN. These proceedings typically involve multiple parties, including government bodies and officials, consumer advocacy groups and various consumers of energy, who have differing concerns but generally have the common objective of limiting rate increases while also requiring us to ensure system reliability. Decisions are subject to judicial appeal, potentially leading to further uncertainty associated with the approval proceedings.

        Retail rates in Nevada are based in part upon the PUCN's acceptance of an allocated share of total utility costs. Ratemaking is also generally done on the basis of estimates of normalized costs, so if a given year's realized costs are higher than normalized costs, rates may not be sufficient to cover those costs. In some cases, actual costs are lower than the normalized or estimated costs recovered through rates and from time-to-time may result in the PUCN requiring refunds to customers. The PUCN generally sets rates based on a test year established in accordance with its policies. The test year data adopted may create a lag between the incurrence of a cost and its recovery in rates. The PUCN also decides the allowed levels of expense, investment and capital structure that it deems are just and reasonable in providing the service and may disallow recovery in rates for any costs that it believes do not meet such standard. Additionally, the PUCN establishes the allowed rate of return we will be given an opportunity to earn on our sources of capital. While rate regulation is premised on providing a fair opportunity to earn a reasonable rate of return on invested capital, the PUCN does not guarantee that we will be able to realize the allowed rate of return.

FERC Jurisdiction

        The FERC authorizes cost-based rates associated with transmission services provided by our transmission facilities. Under the Federal Power Act, we may voluntarily file, or may be obligated to file, for changes, including general rate changes, to our system-wide transmission service rates. General rate changes implemented may be subject to refund. The FERC also has responsibility for approving both cost- and market-based rates under which we sell electricity at wholesale and has broad jurisdiction over energy markets. The FERC may impose price limitations, bidding rules and other mechanisms to address some of the volatility of these markets or could revoke or restrict our ability to sell electricity at market-based rates, which could adversely affect our consolidated financial results and our ability to service the Notes. The FERC also maintains rules concerning standards of conduct, affiliate restrictions, interlocking directorates and cross-subsidization. As a participant in the Energy Imbalance Market, we are also subject to applicable California Independent System Operator Corporation rules, which are subject to FERC approval and operational procedures. The FERC may also impose substantial civil penalties for any non-compliance with the Federal Power Act and the FERC's rules and orders.

        The North American Electric Reliability Corporation ("NERC") has standards in place to ensure the reliability of the electric transmission grid and generation system. We are subject to the NERC's regulations and periodic audits to ensure compliance with those regulations. The NERC may carry out enforcement actions for non-compliance and administer significant financial penalties, subject to the FERC's review. NERC may also modify existing standards or implement new standards that require us to incur costs in order to achieve compliance with such standards.

We are actively pursuing, developing and constructing new or expanded facilities, the completion and expected costs of which are subject to significant risk, and we have significant funding needs related to our planned capital expenditures.

        We actively pursue, develop and construct new or expanded facilities. We expect that we will incur significant annual capital expenditures over the next several years. Such expenditures include and may include in the future, among others, construction and other costs for new electricity generating facilities, electric transmission or distribution projects, environmental control and compliance systems and continued maintenance and upgrades of existing assets.

        Development and construction of major facilities are subject to substantial risks, including fluctuations in the price and availability of commodities, manufactured goods, equipment, labor, siting and permitting and changes in environmental and operational compliance matters, load forecasts and other items over a multi-year construction period, as well as counterparty risk and the economic viability of our suppliers, customers and contractors. Certain of our construction projects are substantially dependent upon a single supplier or contractor and replacement of such supplier or contractor may be difficult and cannot be assured. These risks may result in the inability to timely complete a project or higher than expected costs to complete an asset and place it in service and, in extreme cases, the loss of the power purchase agreements or other long-term off-take contracts underlying such projects. Such costs may not be recoverable in the regulated rates or market or contract prices we are able to charge our customers. Delays in construction of projects may result in delayed in-service dates which may result in the loss of anticipated revenue and, in the case of renewable energy projects, loss of tax benefits. It is also possible that additional generation needs may be obtained through power purchase agreements, which could increase long-term purchase obligations and force reliance on the operating performance of a third party. The inability to successfully and timely complete a project, avoid unexpected costs or recover any such costs could adversely affect our consolidated financial results and our ability to service the Notes.

        Furthermore, we depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If BHE does not provide needed funding to us and we are unable to obtain funding from external sources, we may need to postpone or cancel planned capital expenditures.

A significant sustained decrease in demand for electricity or natural gas in the markets served by us would decrease our operating revenue, could impact our planned capital expenditures and could adversely affect our consolidated financial results and our ability to service the Notes.

        A significant sustained decrease in demand for electricity or natural gas in the markets served by us would decrease our operating revenue, could impact our planned capital expenditures and could adversely affect our consolidated financial results and our ability to service the Notes. Factors that could lead to a decrease in market demand include, among others:

  •
  a depression, recession or other adverse economic condition that results in a lower level of economic activity or reduced spending by consumers on electricity or natural gas;

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  an increase in the market price of electricity or natural gas or a decrease in the price of other competing forms of energy;

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  efforts by customers, legislators and regulators to reduce the consumption of electricity generated or distributed by us through various existing laws and regulations, as well as conservation, energy efficiency, battery storage and distributed generation measures and programs;

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  laws mandating or encouraging renewable energy sources, which may decrease the demand for electricity and natural gas provided by us or change the market prices of these commodities and may increase the cost to us of electricity derived from certain sources, including from customers who sell electricity from rooftop solar installations to us;

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  higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of natural gas or other fuel sources for electricity generation or that limit the use of natural gas or the generation of electricity from fossil fuels;

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  a shift to more energy-efficient or alternative fuel machinery or an improvement in fuel economy, whether as a result of technological advances by manufacturers, legislation mandating higher fuel economy or lower emissions, price differentials, incentives or otherwise;

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  a reduction in the state or federal subsidies or tax incentives that are provided to agricultural, industrial or other customers, or a significant sustained change in prices for commodities; and

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  sustained mild weather that reduces heating or cooling needs.

Our operating results may fluctuate on a seasonal and quarterly basis and may be adversely affected by weather.

        In the markets in which we operate, demand for electricity peaks during the summer months when cooling needs are higher. Market prices for electricity also generally peak at that time. In addition, demand for natural gas and other fuels generally peaks during the winter. This is especially true in our retail natural gas business. Further, extreme weather conditions, such as heat waves, winter storms or floods could cause these seasonal fluctuations to be more pronounced.

        As a result, our overall financial results may fluctuate substantially on a seasonal and quarterly basis. We have historically provided less service, and consequently earned less income, when weather conditions are mild. Unusually mild weather in the future may adversely affect our consolidated financial results and our ability to service the Notes through lower revenue or margins. Conversely, unusually extreme weather conditions could increase our costs to provide services and could adversely affect our consolidated financial results and our ability to service the Notes. The extent of fluctuation in our consolidated financial results may change depending on a number of factors related to our regulatory environment and contractual agreements, including our ability to recover energy costs and terms of the wholesale sale contracts.

We are subject to market risk associated with the wholesale energy markets, which could adversely affect our consolidated financial results and our ability to service the Notes.

        In general, our primary market risk is adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas, coal and fuel oil, which is compounded by volumetric changes affecting the availability of or demand for electricity and fuel. The market price of wholesale electricity may be influenced by several factors, such as the adequacy or type of generating capacity, scheduled and unscheduled outages of generating facilities, prices and availability of fuel sources for generation, disruptions or constraints to transmission and distribution facilities, weather conditions, demand for electricity, economic growth and changes in technology. Volumetric changes are caused by fluctuations in generation or changes in customer needs that can be due to the weather, electricity and fuel prices, the economy, regulations or customer behavior. For example, we purchase electricity and fuel in the open market as part of our normal operating businesses. If market prices rise, especially in a time when larger than expected volumes must be purchased at market prices, we may incur significantly greater expense than anticipated. Likewise, if electricity market prices decline in a period when we are a net seller of electricity in the wholesale market, we could earn less revenue. Although we have an energy cost adjustment mechanism, the risks associated with changes in market prices may not be fully mitigated.

Physical attacks or cyber attacks, both threatened and actual, could impact our business operations and could adversely affect our consolidated financial results and our ability to service the Notes.

        We rely on information technology in virtually all aspects of our business. A significant disruption or failure of our information technology systems by physical attack or cyber attack could result in service interruptions, safety failures, security violations, regulatory compliance failures, an inability to protect corporate information assets against intruders, and other operational difficulties. Attacks perpetrated against our business information systems could result in loss of assets and critical information and expose it to remediation costs and reputational damage.

        Although we have taken steps intended to mitigate these risks, including business continuity planning, disaster recovery planning and business impact analysis, a significant disruption or cyber intrusion could lead to misappropriation of assets or data corruption and could adversely affect our results of operations and our ability to service the Notes. Additionally, if we are unable to acquire or implement new technology, we may suffer a competitive disadvantage, which could also have an adverse effect on our results of operations and our ability to service the Notes. Cyber attacks could further adversely affect our ability to operate facilities, information technology and business systems, or compromise confidential customer and employee information. In addition, physical attacks or cyber attacks against key suppliers or service providers could have a similar effect on our business.

Potential terrorist activities and the impact of military or other actions could adversely affect our consolidated financial results and our ability to service the Notes.

        The ongoing threat of terrorism and the impact of military or other actions by nations or politically, ethnically or religiously motivated organizations regionally or globally may create increased political, economic, social and financial market instability, which could subject our operations to increased risks. Additionally, the U.S. government has issued warnings that energy assets, specifically transmission and other electric utility infrastructure, are potential targets for terrorist attacks. Political, economic, social or financial market instability or damage to or interference with our operating assets, customers or suppliers may result in business interruptions, lost revenue, higher commodity prices, disruption in fuel supplies, lower energy consumption and unstable markets, particularly with respect to electricity and natural gas, and increased security, repair or other costs, any of which may materially adversely affect us in ways that cannot be predicted at this time. Any of these risks could materially affect our consolidated financial results and our ability to service the Notes. Furthermore, instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability to raise capital.

We are subject to counterparty credit risk, which could adversely affect our consolidated financial results and our ability to service the Notes.

        We are subject to counterparty credit risk related to contractual payment obligations with wholesale suppliers and customers. Adverse economic conditions or other events affecting counterparties with whom we conduct business could impair the ability of these counterparties to meet their payment obligations. We depend on these counterparties to remit payments on a timely basis. We continue to monitor the creditworthiness of our wholesale suppliers and customers in an attempt to reduce the impact of any potential counterparty default. If strategies used to minimize these risk exposures are ineffective or if our wholesale suppliers' or customers' financial condition deteriorates or they otherwise become unable to pay, it could have a significant adverse impact on our liquidity, our consolidated financial results and our ability to service the Notes.

We are subject to counterparty performance risk, which could adversely affect our consolidated financial results and our ability to service the Notes.

        We are subject to counterparty performance risk related to performance of contractual obligations by wholesale suppliers, customers and contractors. We rely on wholesale suppliers to deliver commodities, primarily natural gas, coal and electricity, in accordance with short-and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt the delivery of electricity and require us to incur additional expenses to meet customer needs. In addition, when these contracts terminate, we may be unable to purchase the commodities on terms equivalent to the terms of current contracts.

        We rely on wholesale customers to take delivery of the energy they have committed to purchase. Failure of customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay. If our wholesale customers are unable to fulfill their obligations, there may be a significant adverse impact on our consolidated financial results and our ability to service the Notes.

Poor performance of plan and fund investments and other factors impacting the pension and other postretirement benefit plans could unfavorably impact our cash flows and liquidity.

        Costs of providing our defined benefit pension and other postretirement benefit plans depend upon a number of factors, including the rates of return on plan assets, the level and nature of benefits provided, discount rates, mortality assumptions, the interest rates used to measure required minimum funding levels, the funded status of the plans, changes in benefit design, tax deductibility and funding limits, changes in laws and government regulation and our required or voluntary contributions made to the plans. Certain of our pension and other postretirement benefit plans are in underfunded positions. Even if sustained growth in the investments over future periods increases the value of these plans' assets, we will likely be required to make cash contributions to fund these plans in the future. Additionally, our plans have investments in domestic and foreign equity and debt securities and other investments that are subject to loss. Losses from investments could add to the volatility, size and timing of future contributions.

Inflation and changes in commodity prices and fuel transportation costs may adversely affect our consolidated financial results and our ability to service the Notes.

        Inflation and increases in commodity prices and fuel transportation costs may affect our businesses by increasing both operating and capital costs. As a result of existing rate agreements, contractual arrangements or competitive price pressures, we may not be able to pass the costs of inflation on to our customers. If we are unable to manage cost increases or pass them on to our customers, our consolidated financial results and our ability to service the Notes could be adversely affected.

Disruptions in the financial markets could affect our ability to obtain debt financing or to draw upon or renew existing credit facilities and have other adverse effects on us, including our ability to service the Notes.

        Disruptions in the financial markets could affect our ability to obtain debt financing or to draw upon or renew existing credit facilities and have other adverse effects on us, including our ability to service the Notes. Significant dislocations and liquidity disruptions in the United States and global credit markets, such as those that occurred in 2008 and 2009, may materially impact liquidity in the bank and debt capital markets, making financing terms less attractive for borrowers that are able to find financing and, in other cases, may cause certain types of debt financing, or any financing, to be unavailable. Additionally, economic uncertainty in the United States or globally may adversely affect the U.S. credit markets and could negatively impact our ability to access funds on favorable terms or at all. If we are unable to access the bank and debt markets to meet liquidity and capital expenditure needs, it may adversely affect the timing and amount of our capital expenditures, acquisition financing and our consolidated financial results and our ability to service the Notes.

We are involved in a variety of legal proceedings, the outcomes of which are uncertain and could adversely affect our consolidated financial results and our ability to service the Notes.

        We are, and in the future may become, a party to a variety of legal proceedings. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters with certainty. It is possible that the final resolution of some of the matters in which we are involved could result in additional material payments substantially in excess of established reserves or in terms that could require us to change business practices and procedures or divest ownership of assets. Further, litigation could result in the imposition of financial penalties or injunctions and adverse regulatory consequences, any of which could limit our ability to take certain desired actions or the denial of needed permits, licenses or regulatory authority to conduct our business, including the siting or permitting of facilities. Any of these outcomes could have a material adverse effect on our consolidated financial results and our ability to service the Notes.

Other Risks Associated with the Notes

Your ability to transfer the Notes is limited by the absence of a market for the Notes, and a trading market for the Notes may not develop.

        There is no existing public trading market for the Notes and a market for the Notes might not develop and you may not be able to sell the Notes or obtain a suitable price. If such a market were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the Notes on a securities exchange or an automated dealer quotation system. As a result, it may be difficult for you to find a buyer for the Notes at the time you want to sell them and, even if you find a buyer, you might not get the price you want.

You may not be able to sell your Initial Notes if you do not exchange them for registered Exchange Notes in the Exchange Offer.

        If you do not exchange your Initial Notes for registered Exchange Notes in the Exchange Offer, your Initial Notes will continue to be subject to the restrictions on transfer as stated in the legends on the Initial Notes. In general, you may not offer, sell or otherwise transfer the Initial Notes unless they are:

  •
  registered under the Securities Act;

  •
  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

  •
  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently anticipate that we will register any untendered Initial Notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of Initial Notes who are not eligible to participate in the Exchange Offer or who do not receive freely transferable Exchange Notes in the Exchange Offer, following completion of the Exchange Offer, we will not be under any further obligation to register the Initial Notes under the Securities Act under the registration rights agreement or otherwise. Also, if the Exchange Offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest attributable to a failure to timely comply with our obligations under the registration rights agreement will be payable on your Initial Notes.

Your ability to sell your Initial Notes may be significantly more limited and the price at which you may be able to sell your Initial Notes may be significantly lower if you do not exchange them for registered Exchange Notes in the Exchange Offer.

        To the extent that Initial Notes are exchanged for registered Exchange Notes in the Exchange Offer, the trading market for the Initial Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Initial Notes not tendered for exchange could be adversely affected. The extent of the market for Initial Notes will depend upon a number of factors, including the number of holders and dollar amount of Initial Notes remaining outstanding and the interest of securities firms in maintaining a market in the Initial Notes. An issue of securities with a lesser outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for Initial Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that Initial Notes exchanged in the Exchange Offer reduce the float or the number of holders. The reduced float and number of holders also may make the trading price of the Initial Notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the Exchange Notes.

        In order to comply with the securities laws of certain jurisdictions, the Exchange Notes (like the Initial Notes) may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the Exchange Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

We will not accept your Initial Notes for exchange if you fail to follow the Exchange Offer procedures and, as a result, your Initial Notes will continue to be subject to existing transfer restrictions and you may not be able to sell your Initial Notes.

        We will issue Exchange Notes in exchange for Initial Notes tendered and accepted for exchange pursuant to the Exchange Offer only after compliance by you with all of the conditions of the Exchange Offer described elsewhere in this prospectus under the caption, "The Exchange Offer—How to Tender," including timely (i) receipt by the exchange agent of (a) a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents and (b) the certificate(s) representing the Initial Notes being tendered; (ii) compliance with the procedures for book-entry transfers described elsewhere in this prospectus; or (iii) compliance with the guaranteed delivery procedures set forth elsewhere in this prospectus. We are under no duty to give notification of defects or irregularities with respect to the tenders of Initial Notes for exchange. If there are defects or irregularities with respect to your tender of Initial Notes, we will not accept your Initial Notes for exchange. See "The Exchange Offer."

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain statements that do not directly or exclusively relate to historical facts. These statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can typically be identified by the use of forward-looking words, such as "will," "may," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "intend," "potential," "plan," "forecast" and similar terms. These statements are based upon our current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others:

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  general economic, political and business conditions, as well as changes in, and compliance with, laws and regulations, including reliability and safety standards, affecting our operations or related industries;

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  changes in, and compliance with, environmental laws, regulations, decisions and policies that could, among other items, increase operating and capital costs, reduce facility output, accelerate facility retirements or delay facility construction or acquisition;

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  the outcome of rate cases and other proceedings conducted by regulatory commissions or other governmental and legal bodies and our ability to recover costs through rates in a timely manner;

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  changes in economic, industry, competition or weather conditions, as well as demographic trends, new technologies and various conservation, energy efficiency and distributed generation measures and programs, that could affect customer growth and usage, electricity and natural gas supply or our ability to obtain long-term contracts with customers and suppliers;

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  performance, availability and ongoing operation of our facilities, including the impacts of market conditions, outages and repairs, transmission constraints, weather, and operating conditions;

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  a high degree of variance between actual and forecasted load or generation that could impact our hedging strategy and the cost of balancing our generation resources with our retail load obligations;

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  changes in prices, availability and demand for wholesale electricity, coal, natural gas, other fuel sources and fuel transportation that could have a significant impact on generating capacity and energy costs;

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  the financial condition and creditworthiness of our significant customers and suppliers;

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  changes in business strategy or development plans;

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  availability, terms and deployment of capital, including reductions in demand for investment-grade commercial paper, debt securities and other sources of debt financing and volatility in the London Interbank Offered Rate, the base interest rate for our credit facilities;

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  changes in our credit rating;

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  the impact of certain contracts used to mitigate or manage volume, price and interest rate risk, including increased collateral requirements, and changes in commodity prices, interest rates and other conditions that affect the fair value of certain contracts;

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  the impact of inflation on costs and our ability to recover such costs in regulated rates;

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  increases in employee healthcare costs;

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  the impact of investment performance and changes in interest rates, legislation, healthcare cost trends, mortality and morbidity on pension and other postretirement benefits expense and funding requirements;

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  unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund capital projects and other factors that could affect future facilities and infrastructure additions;

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  the availability and price of natural gas to us and demand for natural gas supply;

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  the impact of new accounting guidance or changes in current accounting estimates and assumptions on our consolidated financial results;

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  the effects of catastrophic and other unforeseen events, which may be caused by factors beyond our control or by a breakdown or failure of our operating assets, including storms, floods, fires, earthquakes, explosions, landslides, mining accidents, litigation, wars, terrorism, and embargoes; and

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  other business or investment considerations that may be disclosed from time to time in our filings with the SEC or in other publicly disseminated written documents.

        Further details of the potential risks and uncertainties affecting us are described in the "Risk Factors" section of this prospectus and in the documents incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing factors should not be construed as exclusive.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. The Exchange Notes will evidence the same debt as the Initial Notes tendered in exchange for Exchange Notes. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On April 15, 2016, we privately placed the Initial Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise transferred unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the Initial Notes, we agreed, for the benefit of holders of the Initial Notes, to:

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  prepare and file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Initial Notes for Exchange Notes issued under the same G&R Indenture as the Initial Notes, in a like aggregate principal amount as and with terms that are identical in all material respects to the corresponding series of Initial Notes except that the Exchange Notes will generally be freely transferable;

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  use commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act on or before April 15, 2017 (within 365 days after April 15, 2016, the date on which we issued the Initial Notes); and

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  promptly after the exchange offer registration statement is declared effective, offer the Exchange Notes in exchange for surrender of the Initial Notes.

        We will be entitled to consummate the Exchange Offer on the expiration date (as defined below) provided that we have accepted all Initial Notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

        In addition, under certain circumstances described below, we may be required to file a shelf registration statement to cover resales of certain of the Notes.

        If we do not comply with certain of our obligations under the registration rights agreement, we must pay interest on the Initial Notes in addition to the interest that is otherwise due on the Notes. The purpose of the Exchange Offer is to fulfill our obligations with respect to the registration rights agreement.

        If you are a broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where you acquired such Initial Notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange

        Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of the Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the corresponding series of Initial Notes except that the Exchange Notes will generally be freely transferable. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the G&R Indenture. Any Initial Notes that remain outstanding after the consummation of the Exchange Offer, together with all Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the G&R Indenture. See "Description of the Notes."

        The Exchange Offer is not conditioned on any minimum aggregate principal amount of Initial Notes being tendered for exchange.

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, if you are an "affiliate" (within the meaning of the Securities Act) of ours or you intend to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or you are a broker-dealer (within the meaning of the Securities Act) that acquired notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the Exchange Notes, you:

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  will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters;

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  will not be able to tender your notes in the Exchange Offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of your notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Subject to exceptions for certain holders, to participate in the Exchange Offer you will be required to represent to us at the time of the consummation of the Exchange Offer, among other things, that: (i) you are not an affiliate of ours; (ii) any Exchange Notes to be received by you will be acquired in the ordinary course of your business; and (iii) at the time of commencement of the Exchange Offer, you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes or Initial Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired Exchange Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such a broker-dealer may fulfill its prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the initial sale of the Initial Notes) with this prospectus. Under the registration rights agreement, we are required to allow a broker-dealer and other persons with similar prospectus delivery requirements, if any, to use this prospectus in connection with the resale of such Exchange Notes for a period of time not less than 180 days following the consummation of the Exchange Offer. If you are a broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where you acquired such Initial Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

        You will not be required by us to pay, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to your exchange of Initial Notes for Exchange Notes in the Exchange Offer.

Shelf Registration Statement

        If:

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  we are not permitted to effect the Exchange Offer because of any change in law or in applicable interpretations of such law by the staff of the SEC;

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  the Exchange Offer is not consummated by the 40th day after the date on which the exchange offer registration statement was declared effective;

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  at any time prior to the Effectiveness Deadline (as defined below), any of the initial purchasers of the Initial Notes so requests with respect to the Initial Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following the consummation of the Exchange Offer;

  •
  any holder of the Notes (other than a broker-dealer electing to exchange Initial Notes acquired for its own account as a result of market-making activities or other trading activities for Exchange Notes) is not eligible to participate in the Exchange Offer and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the Exchange Offer; or

  •
  any holder of the Notes (other than a broker-dealer electing to exchange Initial Notes acquired for its own account as a result of market-making activities or other trading activities for Exchange Notes) participates in the Exchange Offer but does not receive freely tradable Exchange Notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the Exchange Offer, we will:

  •
  as promptly as practicable prepare and file with the SEC a "shelf" registration statement relating to the offer and sale of the Notes that are not otherwise freely tradable by the holders thereof from time to time in accordance with the methods of distribution set forth in the shelf registration statement and Rule 413 of the Securities Act;

  •
  use commercially reasonable efforts to cause the shelf registration statement to be declared effective not later than the date that is (i) 150 days after the date on which our obligation to file the shelf registration arises or (ii) April 15, 2017 (365 days after April 15, 2016, the date on which we issued the Initial Notes) (such 150th or 365th day, as the case may be, being an "Effectiveness Deadline"); and

  •
  use commercially reasonable efforts to keep the shelf registration statement continuously effective for a period that terminates on the later of (i) one year (subject to extension under certain circumstances) from the date on which we issued the Initial Notes or (ii) 90 days from the date of effectiveness of such shelf registration statement, or such shorter period as will terminate when all the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer "Transfer Restricted Securities" as defined in the registration rights agreement.

        The foregoing obligations are subject to our right to postpone or suspend the filing or effectiveness of any shelf registration statement (or exchange offer registration statement) if such action is required by applicable law or taken by us in good faith and for valid business reasons and in compliance with the terms of the registration rights agreement.

        You will not be entitled, except if you were an initial purchaser of the Initial Notes, to have your Notes registered under any shelf registration statement (if one is filed), unless you agree in writing to be bound by the all the provisions of the registration rights agreement applicable to you as the holder of such Notes. In order to sell your Notes under the shelf registration statement, you generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, you will be subject to the civil liability provisions under the Securities Act in connection with those sales and indemnification obligations under the registration rights agreement.

Additional Interest

        A registration default will be deemed to have occurred:

  •
  if the exchange offer registration statement is not declared effective on or before April 15, 2017 (within 365 days after April 15, 2016, the date on which we issued the Initial Notes);

  •
  with respect to certain notes that qualify as "Transfer Restricted Securities," if a required shelf registration statement is not declared effective on or prior to the applicable Effectiveness Deadline; or

  •
  with respect to any Transfer Restricted Securities, on and after the applicable Effectiveness Deadline (plus an additional 30 days in respect of the exchange offer registration statement), either the exchange offer registration statement or the shelf registration statement has been declared effective by the SEC, but such registration statement ceases to be effective or such registration statement or the related prospectus ceases to be usable (subject to certain exceptions) in connection with resales of such Initial Notes or Exchange Notes during the periods specified in the registration rights agreement because (i) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act, or the respective rules thereunder or (iii) of a Suspension Event (as defined in the registration rights agreement) by us in accordance with the registration rights agreement.

        Additional interest will accrue on each Initial Note subject to such registration default, for so long as they constitute Transfer Restricted Securities, from and including the date on which any such registration default occurs to but excluding the date on which all such registration defaults have ceased to be continuing, such additional interest to accrue at the rate of 0.25% per annum to and including the 90th day immediately following the occurrence of such registration default and at the rate of 0.50% thereafter. In no event will such additional interest be payable for periods after April 15, 2018. The Exchange Notes will not contain any additional provisions regarding the payment of additional interest.

Expiration Date; Extensions; Termination; Amendments

        The Exchange Offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on October 14, 2016, unless we in our sole discretion extend the period during which the Exchange Offer is open, in which event the expiration date is the latest time and date on which the Exchange Offer, as so extended by us, expires. We reserve the right to extend the Exchange Offer at any time and from time to time by giving written notice to The Bank of New York Mellon Trust Company, N.A., as the exchange agent, before 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer.

        The exchange date will occur promptly after the expiration date. We expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if any of the events set forth below under "—Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us and (ii) amend the terms of the Exchange Offer in accordance with applicable law or regulation, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Initial Notes as promptly as practicable. Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the Initial Notes for the Exchange Notes on the exchange date.

        If we waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Initial Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

        This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of Initial Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Initial Notes.

How to Tender

        The tender to us of Initial Notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

        General Procedures.    To validly tender the Initial Notes pursuant to the Exchange Offer, either:

  (1)
  (i) a properly completed and duly executed letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof), together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the exchange agent at its address or facsimile number set forth on the back cover of this prospectus on or prior to the expiration date and (ii) the certificate(s) representing the Initial Notes being tendered must be received by the exchange agent on or prior to the expiration date;

  (2)
  for book-entry transfers, (i) an "agent's message" (as defined below) properly transmitted through the Depositary Trust Company's ("DTC") Automated Tender Offer Program ("ATOP"), together with any other documents required by the letter of transmittal, must be received by the exchange agent at its office set forth on the back cover of this prospectus on or prior to the expiration date and (ii) the Initial Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a confirmation of a book-entry transfer of such Initial Notes into the exchange agent's account at DTC (which we refer to as a Book-Entry Confirmation) must be received by the exchange agent on or prior to the expiration date; or

  (3)
  the guaranteed delivery procedures set forth below must be complied with.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Initial Notes that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

        If tendered Initial Notes are registered in the name of the signer of the letter of transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to as an Eligible Institution, that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Initial Notes should contact such holder promptly and instruct such holder to tender Initial Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Initial Notes directly, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the Initial Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may utilize DTC's ATOP procedures to tender Initial Notes and may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address or facsimile number set forth on the back cover of this prospectus on or prior to the expiration date, unless the holder either (i) complies with the guaranteed delivery procedures described below or (ii) sends an agent's message through ATOP.

        If delivery is made through ATOP, the exchange for the Initial Notes so tendered will be made only after a Book-Entry Confirmation and an agent's message and any other documents required by the letter of transmittal have been received by the exchange agent, in each case on or prior to the expiration date.

        The method of delivery of Initial Notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        Guaranteed Delivery Procedures.    If a holder desires to accept the Exchange Offer and time will not permit a letter of transmittal or Initial Notes to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer set forth above cannot be completed on a timely basis, a tender may nevertheless be effected, provided that all of the following guaranteed delivery procedures are complied with:

  (1)
  such tenders are made by or through an Eligible Institution;

  (2)
  the exchange agent has received at its office set forth on the back cover hereof prior to the expiration of the Exchange Offer on the expiration date a properly completed and duly executed notice of guaranteed delivery, by telegram, telex, facsimile transmission, letter or courier, or an electronic message transmitted through ATOP with respect to guaranteed delivery for book-entry transfers, (i) setting forth the name and address of the tendering holder, the name(s) in which the Initial Notes are registered, the principal amount of the Initial Notes and, if possible, the certificate number(s) of the Initial Notes to be tendered, (ii) stating that the tender is being made thereby and (iii) guaranteeing that within three New York Stock Exchange trading days after the date of execution by the Eligible Institution of such notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation in the case of book-entry transfers, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or a properly transmitted agent's message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

  (3)
  the certificates for all physically tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation in the case of book-entry transfers, together with a properly completed and duly executed letter of transmittal with any required signature guarantees, or a properly transmitted agent's message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution by the Eligible Institution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

        Unless all of the guaranteed delivery procedures set forth in the preceding paragraph are complied with, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal. A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the Initial Notes (or agent's message accompanied by a Book-Entry Confirmation in the case of a book-entry transfer) is received by the exchange agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution or an electronic message transmitted through ATOP with respect to guaranteed delivery for book-entry transfers will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered Initial Notes or, in the case of a book-entry transfer, against deposit of an agent's message through ATOP (and any other required documents) and a timely Book-Entry Confirmation.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

        The letters of transmittal contain, among other things, the following terms and conditions, which are part of the Exchange Offer.

        The party tendering Initial Notes for exchange, whom we refer to as the Transferor, exchanges, assigns and transfers the Initial Notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes. The Transferor further agrees that acceptance of any tendered Initial Notes by us and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors and assigns of such Transferor.

        See "—Terms of the Exchange."

Withdrawal Rights

        Initial Notes tendered pursuant to the Exchange Offer and not yet accepted may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered Initial Notes to be withdrawn, the certificate numbers of Initial Notes to be withdrawn, the principal amount of Initial Notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing the holder's election to have such Initial Notes exchanged, and the name of the registered holder of such Initial Notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Initial Notes into the name of the person withdrawing the tender. The exchange agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer set forth above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes or otherwise comply with DTC's procedures, and in such case the Initial Notes will be credited to such account by the exchange agent promptly after withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Initial Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made promptly after the close of the Exchange Offer. For the purposes of the Exchange Offer, we shall be deemed to have accepted for exchange validly tendered Initial Notes when, as and if we have given written notice thereof to the exchange agent.

        In all cases, delivery of Exchange Notes in exchange for Initial Notes tendered and accepted pursuant to this Exchange Offer will be made only after timely receipt by the exchange agent of:

  (1)
  a certificate or certificates representing the Initial Notes or, in the case of book-entry transfers, a Book-Entry Confirmation;

  (2)
  a properly completed and duly executed letter of transmittal or, in the case of book-entry transfers, an agent's message properly transmitted through ATOP; and

  (3)
  any other documents required by the letter of transmittal.

        The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving Exchange Notes from us and causing the Initial Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by the exchange agent promptly after the expiration of the Exchange Offer. Initial notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of Initial Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures described above, such non-exchanged Initial Notes will be credited to an account maintained with DTC) promptly following the expiration date or, if we terminate the Exchange Offer prior to the expiration date, promptly after the Exchange Offer is so terminated.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Initial Notes. We may terminate or extend the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation if any of the following shall have occurred:

  •
  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment, might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

  •
  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the G&R Indenture under the U.S. Trust Indenture Act of 1939, as amended;

  •
  all governmental approvals that we deem necessary for the consummation of the Exchange Offer have not been obtained;

  •
  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer Exchange Notes issued in the Exchange Offer without registration of the Exchange Notes and delivery of a prospectus; or

  •
  a material adverse change shall have occurred in our business, condition, operations or prospects.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the terms of the Exchange Offer in accordance with applicable law or regulation.

        Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the Exchange Offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the back cover page of this prospectus. Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery. The Bank of New York Mellon Trust Company, N.A. is the trustee under the G&R Indenture. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) currently serves, and may in the future serve, as trustee under indentures evidencing other indebtedness of us and our affiliates. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) is also, and may in the future be, a lender under credit facilities for us and our affiliates.

Solicitation of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $300,000.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

        The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

        You will not have appraisal rights in connection with the Exchange Offer.

Other

        Participation in the Exchange Offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled a covenant contained in the terms of the Initial Notes and the registration rights agreement. Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights, and limitations applicable thereto, under the G&R Indenture, except for any such rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Initial Notes will continue to be subject to the restriction on transfer set forth in the G&R Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See "Risk Factors—Your ability to sell your Initial Notes may be significantly more limited and the price at which you may be able to sell your Initial Notes may be significantly lower if you do not exchange them for registered Exchange Notes in the Exchange Offer."

        We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any Initial Notes that are not tendered in the Exchange Offer.

 DESCRIPTION OF THE NOTES

        The Initial Notes were, and the Exchange Notes will be, issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof (the "G&R Indenture"), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), pursuant to an officer's certificate establishing the terms of the Notes (the "Officer's Certificate"). The G&R Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        On April 15, 2016, we issued $400,000,000 of our 2.60% General and Refunding Mortgage Notes, Series U, due 2026. The following description is a summary of the material provisions of the G&R Indenture and the related registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the G&R Indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the Notes.

General

        The G&R Indenture does not limit the amount of Securities (as defined in the G&R Indenture) that we may issue. The Notes will be secured equally and will rank equally in right of payment with existing and future securities issued under the G&R Indenture, and will be senior in right of payment to all of our existing and future subordinated indebtedness, if any.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer's Certificate and the G&R Indenture.

Additional Interest

        If (i) a registration statement with respect to the exchange offer for the Notes is not declared effective by the SEC within 365 days after the closing date, (ii) a shelf registration statement with respect to the resale of the Notes is not declared effective by the SEC within 150 days after our obligation to file such shelf registration statement arises (but in any event not prior to 365 days after the closing date) or (iii) any of the foregoing registration statements (or the prospectuses related thereto) after being declared effective by the SEC cease to be so effective or usable (subject to certain exceptions) in connection with resales of the Initial Notes or Exchange Notes for the periods specified and in accordance with the registration rights agreement, the Notes that are then subject to such cessation or other registration default will accrue additional interest from and including the date on which any such event occurs until such event ceases to be continuing. The Exchange Offer and the registration rights are more fully described under "The Exchange Offer" above.

Principal, Maturity and Interest

        The Initial Notes were initially offered in the aggregate principal amount of $400 million. The Initial Notes were, and the Exchange Notes will be, issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on May 1, 2026.

        Interest on the Notes will accrue at the rate of 2.60% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2016. We will make each interest payment to the holders of record at the close of business on the immediately preceding April 15 and October 15.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the Notes, and we may act as paying agent or registrar.

Security and Ranking

        The Notes will be senior obligations of ours and will rank equally in right of payment with all our existing and future senior obligations and will rank senior in right of payment to all of our existing and future subordinated obligations, if any. The Notes will be secured to the extent set forth under "—Description of the G&R Indenture" below.

No Sinking Fund

        The Notes will not be subject to a mandatory sinking fund.

Optional Redemption

        At any time prior to February 1, 2026 (the "Par Call Date"), the Initial Notes are, and the Exchange Notes will be, redeemable, at our option, either in whole or in part at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (excluding the portion of any such interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points (the "Make-Whole Amount"), plus, in each case, accrued interest thereon to the date of redemption.

        At any time on or after the Par Call Date, we may redeem the Notes at our option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued interest thereon to the date of redemption.

        For purposes of determining the Make-Whole Amount, the following definitions apply:

        "Comparable Treasury Issue" means, with respect to the Notes, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes (assuming, for this purpose, that such Notes matured on their Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, the Reference Treasury Dealer Quotation for such redemption date.

        "Independent Investment Banker" means an investment banking institution of international standing appointed by us.

        "Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City appointed by us.

        "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).

        "Treasury Rate" means the rate per annum equal to the semi-annual equivalent or interpolated (on a daycount basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for that redemption date.

        Notice of any redemption is required to be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Notes to be redeemed.

        If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption is required to be made by the Trustee by such method as the Trustee deems fair and appropriate; provided, that if the Notes to be redeemed are represented by one or more Global Notes (as hereinafter defined), beneficial interests in such Notes will be selected for redemption by the Depositary (as hereinafter defined) in accordance with its standard procedures therefor.

        Upon the payment of the redemption price, plus any accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Notes or portions thereof called for redemption.

Description of the G&R Indenture

General

        Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under "Release of Property" and "Defeasance," all Outstanding Securities, equally and ratably, will be secured by the lien of the G&R Indenture on substantially all properties owned by us and located in the State of Nevada (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties.

        Capitalized terms used under this heading ("Description of the G&R Indenture") that are not otherwise defined in this prospectus have the meanings ascribed thereto in the G&R Indenture. References to article and section numbers under this heading are references to article and section numbers of the G&R Indenture, unless otherwise indicated.

Lien of the G&R Indenture

General

        The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the State of Nevada, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the G&R Indenture other than Permitted Liens and certain other liens permitted to exist.

        The G&R Indenture provides that after-acquired property (other than excepted property) located in the State of Nevada will be subject to the lien of the G&R Indenture; provided, however, that in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the G&R Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions (as defined in the G&R Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and "Consolidation, Merger, etc." herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the G&R Indenture.

        Without the consent of the Holders, we may enter into supplemental indentures with the Trustee in order to subject to the lien of the G&R Indenture additional property (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Securities. (See "—Issuance of Additional Securities.")

Excepted Property

        There are excepted from the lien of the G&R Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by us as lessee. (See Granting Clauses.)

        Our properties located outside of the State of Nevada are not subject to the lien of the G&R Indenture.

Permitted Liens

        The lien of the G&R Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the G&R Indenture, Permitted Liens includes any and all of the following, among other, liens: (i) liens for taxes which are not delinquent or are being contested in good faith; (ii) mechanics', workmen's and similar liens and other liens arising in the ordinary cause of business; (iii) liens in respect of judgments (a) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of Securities then Outstanding or (b) with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so; (iv) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair our use of the Mortgaged Property considered as a whole; (v) certain defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes; (vi) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (vii) leases existing at the date of the G&R Indenture and subsequent leases for not more than 10 years or which do not materially impair our use of the property subject thereto; (viii) liens of lessors or licensors for amounts due which are not delinquent or are being contested; (ix) controls, restrictions or obligations imposed by Governmental Authorities upon our property or the operation thereof; (x) rights of Governmental

Authorities to purchase or designate a purchase of our property; (xi) liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen's compensation, unemployment insurance, social security or any pension or welfare benefit plan or program; (xii) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (xiii) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property; (xiv) rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (xv) restrictions or assignment and/or qualification requirements on the assignee; (xvi) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (xvii) easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair our use of such property; and (xviii) Prepaid Liens. (See Granting Clauses and Section 1.01.)

Trustee's Lien.

        The G&R Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Issuance of Additional Securities

        The aggregate principal amount of Securities which may be authenticated and delivered under the G&R Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

  (1)
  70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

  (2)
  the aggregate principal amount of Retired Securities; and

  (3)
  an amount of cash deposited with the Trustee. (See Article IV.)

        Property Additions generally include any property which is owned by us and is subject to the lien of the G&R Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 1.03.)

        Retired Securities means, generally, Securities which are no longer Outstanding under the G&R Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Securities, the release of property or the withdrawal of cash.

Release of Property

        Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the G&R Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

  (1)
  an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;

  (2)
  an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

  (3)
  the aggregate principal amount of Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

  (4)
  any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the trustee or other holder of a lien prior to the lien of the G&R Indenture, subject to certain limitations described below;

  (5)
  the aggregate principal amount of Securities delivered to the Trustee (with such Securities to be canceled by the Trustee); and

  (6)
  any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 8.03.)

        As used in the G&R Indenture, the term "Purchase Money Lien" means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)

        Property that is not Funded Property may generally be released from the lien of the G&R Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)

        The G&R Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)

        If we retain any interest in any property released from the lien of the G&R Indenture, the G&R Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)

Withdrawal of Cash

        Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (i) be withdrawn by us (a) to the extent of an amount equal to 70% the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding Securities delivered to the Trustee; or (ii) upon our request, be applied to (a) the purchase of Securities or (b) the payment (or provision therefor) at Stated Maturity of any Securities or the redemption (or provision therefor) of any Securities which are redeemable. (See Section 8.06.)

Consolidation, Merger, etc.

        We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (i) the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance of all of our covenants and conditions under the G&R Indenture and, in the case of a consolidation, merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the G&R Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (ii) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the G&R Indenture and on the Securities then Outstanding unless we elect to waive such release and discharge. (See Section 13.04.)

Modification of G&R Indenture

Modification Without Consent

        Without the consent of any Holders, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:

  (1)
  to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the G&R Indenture and in the Securities; or

  (2)
  to add one or more covenants by us or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Securities of one or more specified series (for the purposes of this subsection, "series"

    includes all tranches thereof), or to surrender any right or power conferred upon us by the G&R Indenture; or

  (3)
  to correct or amplify the description of any property at any time subject to the lien of the G&R Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the G&R Indenture; or to subject to the lien of the G&R Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the G&R Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

  (4)
  to change or eliminate any provision of the G&R Indenture or to add any new provision to the G&R Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no Security of such series remains Outstanding; or

  (5)
  to establish the form or terms of the Securities of any series as permitted by the G&R Indenture; or

  (6)
  to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

  (7)
  to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

  (8)
  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the Securities; or

  (9)
  to change any place or places where (i) the principal of and premium, if any, and interest, if any, on all or any series of Securities will be payable, (ii) all or any series of Securities may be surrendered for registration of transfer, (iii) all or any series of Securities may be surrendered for exchange and (iv) notices and demands to or upon us in respect of all or any series of Securities and the G&R Indenture may be served; or

  (10)
  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add or remove other provisions with respect to matters and questions arising under the G&R Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Securities of any series in any material respect. (See Section 14.01.)

        Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the G&R Indenture in such a way as to require changes to the G&R Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the G&R Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the G&R Indenture, the G&R Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to evidence or effect such amendment. (See Section 14.01.)

Modifications Requiring Consent

        Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the G&R Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

  (1)
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity of any Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Security,

  (2)
  permit the creation of any lien not otherwise permitted by the G&R Indenture ranking prior to the lien of the G&R Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the G&R Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the G&R Indenture, without, in any such case, the consent of the Holders of all Securities then Outstanding,

  (3)
  reduce the percentage in principal amount of the Outstanding Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the G&R Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Security of such series, or

  (4)
  modify certain of the provisions of the G&R Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Securities of any series without the consent of the Holder of each Outstanding Security of such series.

        A supplemental indenture that changes or eliminates any covenant or other provision of the G&R Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding Securities of one or more specified series or modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the G&R Indenture of the Holders of the Securities of any other series. (See Section 14.02.)

Waiver

        The Holders of at least a majority in aggregate principal amount of all Securities may waive our obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to Securities of such series or tranches thereof. (See Section 6.09.)

        Before any sale of any of the Mortgaged Property and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of at least a majority in principal amount of all Outstanding Securities may waive any past default under the G&R Indenture, except a default (i) in the payment of the principal of or premium, if any, or interest, if any, on any Security Outstanding, or (ii) in respect of a covenant or provision of the G&R Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of any series or tranche affected. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 10.17.)

Events of Default

        Each of the following events constitutes an Event of Default under the G&R Indenture (See Section 10.01.):

  (1)
  failure to pay interest on any Security within 60 days after the same becomes due and payable;

  (2)
  failure to pay principal of or premium, if any, on any Security within three Business Days after its Maturity;

  (3)
  failure to perform or breach of any of our covenants or warranties in the G&R Indenture (other than a covenant or warranty which is to remain in effect only so long as the Notes remain outstanding or a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the Trustee, or to us and the Trustee by the Holders of at least 33% in principal amount of Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Trustee, or the Trustee and the Holders of a principal amount of Securities not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if we have initiated corrective action within such period and is being diligently pursued; and

  (4)
  certain events relating to our reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property.

Remedies

Acceleration of Maturity

        If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of Securities then Outstanding may declare the principal amount (or if the Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the G&R Indenture) of all of the Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the G&R Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been cured, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  (1)
  we have paid or deposited with the Trustee a sum sufficient to pay

  (a)
  all overdue interest, if any, on all Securities then Outstanding;

  (b)
  the principal of and premium, if any, on any Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Securities; and

  (c)
  all amounts due to the Trustee as compensation and reimbursement as provided in the G&R Indenture; and

  (2)
  any other Event or Events of Default, other than the non-payment of the principal of Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the G&R Indenture. (See Section 10.02.)

Possession of Mortgaged Property

        Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings

        If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (i) such direction does not conflict with any rule of law or with the G&R Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (ii) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings

        No Holder of any Security will have any right to institute any proceeding, judicial or otherwise, with respect to the G&R Indenture or for the appointment of a receiver or for any other remedy thereunder unless

  (1)
  such Holder has previously given to the Trustee written notice of a continuing Event of Default;

  (2)
  the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default;

  (3)
  such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

  (4)
  for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding; and

  (5)
  no direction inconsistent with such written request shall have been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of the Securities then Outstanding;

it being understood and intended that no one or more of such Holders shall have any right in any manner to affect, disturb or prejudice the lien of the G&R Indenture or the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the G&R Indenture, except in the manner provided in the G&R Indenture and for the equal and ratable benefit of all of such Holders.

        Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)

No Impairment of Right to Receive Payment

        Notwithstanding that the right of a Holder to institute a proceeding with respect to the G&R Indenture is subject to certain conditions precedent, each Holder of an Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)

Notice of Default

        The Trustee is required to give the Holders notice of any default under the G&R Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under "Events of Default" may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

Indemnification of Trustee

        As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the G&R Indenture and institution of action on the Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Remedies Limited by State Law

        The laws of the State of Nevada where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the G&R Indenture in accordance with their terms.

Defeasance

        Any Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the G&R Indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust: (i) money (including Funded Cash not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (ii) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (iii) a combination of (i) and (ii) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. The right of Sierra Pacific to cause its entire indebtedness in respect of the Securities of any series to be deemed to be satisfied and discharged as described above is subject to the satisfaction of conditions specified in the G&R Indenture and in the instrument creating such series.

Duties of the Trustee; Resignation; Removal

        The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the G&R Indenture at the request of any holder of Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

        The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by Act of the Holders of a majority in principal amount of Securities then Outstanding delivered to us and the Trustee. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the G&R Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the G&R Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the G&R Indenture. (See Section 11.10.)

Evidence to be Furnished to the Trustee

        Compliance with G&R Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the G&R Indenture requires us to give the Trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the G&R Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Sierra Pacific will have any liability for any obligations of Sierra Pacific under the Securities, the G&R Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Payment and Paying Agents

        Payment of the interest on any Security on any interest payment date will be made to the person in whose name such Security is registered as set forth in the instrument establishing the Security or in the Security.

        Principal of and premium, if any, and interest on the Securities of a particular series will be payable at the office of the paying agents designated by us. The principal corporate trust agency of the Trustee in The City of New York will be designated as sole paying agent for payments with respect to the debt securities.

        All moneys paid by us to a paying agent or the Trustee for the payment of the principal, premium additional amounts or interest on a Security which remains unclaimed at the end of one year will be repaid to us, and the holder of the Security thereafter may look only to us for payment thereof.

Relationships with the Trustee

        In addition to acting as Trustee, The Bank of New York Mellon Trust Company, N.A., and its affiliates have various banking and trust relationships with us and some of our affiliates.

Governing Law

        The G&R Indenture and the Notes will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

Global Notes; Book-Entry System

        The Initial Notes were, and the Exchange Notes will be, issued under a book-entry system in the form of one or more global notes (each, a "Global Note"). Each Global Note with respect to the Initial Notes was, and each Global Note with respect to the Exchange Notes will be, deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Notes with respect to the Initial Notes were, and the Global Notes with respect to the Exchange Notes will be, registered in the name of the Depositary or its nominee.

        The Initial Notes were not issued in certificated form and, except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to physical delivery of the Notes in certificated form. The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream"). The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants and Members of the National Securities Clearing Corporation, Government Securities Clearing

Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the NYSE MKT LLC and the Financial Industry Regulatory Authority, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

        Purchases of the securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the securities on the Depositary's records. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Direct Participants with the Depositary will be registered in the name of the Depositary's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depositary nor Cede & Co. (nor any other nominee of the Depositary) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with the Depositary's procedures. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments of principal of, and premium, if any, and interest on the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary's practice is to credit Direct Participants' accounts upon the Depositary's receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on the Depositary's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, and premium, if any, and interest on the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is our responsibility, disbursements of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificated Notes will be printed and delivered.

        The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that we believe to be reliable but has not been independently verified by us, the initial purchasers or the trustee.

        Prior to the expiration of the "40-day distribution compliance period" (within the meaning of Rule 903 of Regulation S), beneficial interests in any Global Note for Notes sold outside the U.S. in reliance on Regulation S may only be held through Euroclear or Clearstream, unless delivery is made pursuant to an exemption from registration under the Securities Act in accordance with the certification requirements of the indenture.

        A Global Note of any series may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Note representing Notes is exchangeable, in whole but not in part, for Notes in definitive form of like tenor and terms if (i) the Depositary notifies us that it is unwilling or unable to continue as depositary for such Global Note or if at any time the Depositary is no longer eligible to be or in good standing as a "clearing agency" registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days of receipt by us of such notice or of our becoming aware of such ineligibility or (ii) we in our sole discretion (subject to the procedures of the Depositary) at any time determine not to have such Notes represented by a Global Note and notify the Trustee thereof. A Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names and in such authorized denominations as the Depositary shall direct.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences applicable to holders of Initial Notes that acquired the Initial Notes at their initial offering for an amount of cash equal to their issue price and held the Initial Notes as "capital assets" within the meaning of Section 1221 of the Code.

        This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a "straddle," "hedge," "conversion transaction," or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Initial Notes for Exchange Notes.

        This discussion is for general information purposes only, and is not intended to be and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Initial Notes

        The exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. Holders of Initial Notes will not realize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the Initial Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the Exchange Notes will be the same as those applicable to the Initial Notes.

PLAN OF DISTRIBUTION

        Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" (within the meaning of the Securities Act) of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or a broker-dealer (within the meaning of the Securities Act) that acquired Initial Notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the Exchange Notes: (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (ii) will not be able to tender its Initial Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received by it in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any such sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the Exchange Notes will be passed upon for us by Perkins Coie LLP, Portland, Oregon and by Ballard Spahr LLP, Las Vegas, Nevada.

EXPERTS

        The consolidated financial statements of Sierra Pacific Power Company and its subsidiaries, as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2016 and 2015 and June 30, 2016 and 2015, which is incorporated in this prospectus by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Sierra Pacific Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the U.S. Securities Act of the 1933, as amended, for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800 732 0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        We make available free of charge through our website at http://www.nvenergy.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and

amendments to those reports filed or furnished in compliance with the requirements of Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under "Incorporation of Certain Documents by Reference" below.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the SEC (File No. 000-00508) are incorporated by reference into this prospectus:

            (i)  our Annual Report on Form 10-K for the year ended December 31, 2015;

           (ii)  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

          (iii)  our Current Reports on Form 8-K, filed April 15, 2016 and May 24, 2016.

        All documents and other reports filed by us with the SEC pursuant to Section 13 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement that contains this prospectus and prior to the consummation of the Exchange Offer, including all such documents and other reports we may file with the SEC after the date of the initial registration statement and prior to expiration date of the Exchange Offer, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and other reports, except that we are not incorporating by reference any information we furnish (but do not file) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or Form 8-K/A.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

        You may request a copy of any filings referred to above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost, by writing or calling us at the following address or telephone number:

Sierra Pacific Power Company
P.O. Box 10100
6100 Neil Road
Reno, Nevada 89511
Attention: Treasurer
Telephone: (702) 402-5623

        Copies of the reports and other information that we file with the SEC can also be found on its website at www.sec.gov, or on our website at www.nvenergy.com, under the "Company," then "Financial Information" tabs. The foregoing reference to our website is for convenience only. Other than the documents or portions of documents specifically incorporated by reference into this prospectus, the information on or accessible through our website is not incorporated by reference, and you should not consider it a part of this prospectus.

SIERRA PACIFIC POWER COMPANY

        All tendered Initial Notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Facsimile:
732-667-9408
Confirm by telephone:
315-414-3317

By Mail, Hand or Courier:
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Pamela Adamo